UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2023

Infinite Acquisition Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-41087	98-1593937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

745 Fifth Avenue, 15th Floor New York, New York	10151
(Address of principal executive offices)	(Zip Code)

(212) 644-4200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A Ordinary Share, $0.0001 and one-half of one redeemable warrant	NFNT.U	New York Stock Exchange
Class A Ordinary Shares included as part of the units	NFNT	New York Stock Exchange
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50	NFNT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On August 3, 2023, Infinite Acquisition Corp. (the “Company”) filed a definitive proxy statement (the “Extension Proxy Statement”) for an extraordinary general meeting of its shareholders (the “Shareholder Meeting”) to be held on August 22, 2023 to consider and act upon proposals (i) to extend the date (the “Termination Date”) by which the Company has to consummate a business combination (the “Articles Extension”) from August 23, 2023 to September 23, 2023 (the “Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to fourteen times by an additional one month each time after the Articles Extension Date, by resolution of the Board, if requested by Infinite Sponsor, LLC, a Delaware limited liability company, in writing and upon five days’ advance notice prior to the applicable Termination Date, until November 23, 2024 or a total of up to fifteen months after August 23, 2023, unless the closing of a business combination shall have occurred prior thereto (the “Extension Amendment Proposal”), (ii) to allow for the conversion of Infinite’s Class B ordinary shares, par value $0.0001 per share into Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the consummation of a business combination subject to certain limitations as set forth in definitive proxy statement (the “Class B Share Proposal”), (iii) to eliminate from the Articles the limitation that the Company may not redeem Class A ordinary shares issued as part of the units sold in the Company’s initial public offering (the “Public Shares”) to the extent that such redemption would result in the Company having net tangible assets, as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended, of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment Proposal”), and (iv) to adjourn the Shareholder Meeting (A) to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Class A ordinary shares and Class B ordinary shares in the capital of the Company represented (either in person or by proxy) at the Shareholder Meeting to approve the Extension Amendment Proposal, the Class B Share Proposal or the Redemption Limitation Amendment Proposal, or (ii) to constitute a quorum necessary to conduct business to vote on the Extension Amendment Proposal, the Class B Share Proposal or the Redemption Limitation Amendment Proposal at the Shareholder Meeting, or (B) sine die (i) if the holders of Public Shares have elected to redeem an amount of shares in connection with the Extension Amendment Proposal, the Class B Share Proposal or the Redemption Limitation Amendment Proposal such that the Company would not adhere to the continued listing requirements of the New York Stock Exchange, or (ii) where the chairman of the Shareholder Meeting has determined it is otherwise necessary or advisable, and in such event the Company will ask its shareholders to vote only upon the Adjournment Proposal and not on the Extension Amendment Proposal, the Class B Share Proposal or the Redemption Limitation Amendment Proposal and to consider any other business as may be properly brought before the Shareholder Meeting.

As set forth in the Extension Proxy Statement, the deadline by which the Company’s public shareholders had to complete the procedures for electing to redeem their Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”) was 5:00 p.m., Eastern Time, on August 18, 2023 (the “Redemption Deadline”). The initial number of Class A Shares tendered for redemption prior to the Redemption Deadline was 20,044,762. The deadline for the Company’s public shareholders to withdraw previously submitted redemption requests is August 22, 2023, prior to 8:00 a.m., Eastern Time, subject to approval by the board of directors of the Company.

Shareholders may make such request by contacting our transfer agent, Continental Stock Transfer & Trust Company, at spacredemptions@continentalstock.com.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2023
Infinite Acquisition Corp.

	By:	/s/ Rich Kleiman
	Name:	Rich Kleiman
	Title:	Co-Chief Executive Officer

[Signature Page to Redemption Results 8-K]